Exhibit 99.1

Banc of California Announces:

Quarterly Preferred Stock Dividends,

Bylaw Amendment and

Delay of Filing of Third Quarter 2016 10-Q

IRVINE, Calif., (November 16, 2016) – Banc of California, Inc. (NYSE: BANC), today announced that its Board of Directors has declared quarterly preferred stock dividends, has adopted a bylaw amendment to extend the time period for proposals for the Company’s 2017 annual meeting and that the Company has delayed the filing of its third quarter 2016 10-Q.

Quarterly Preferred Stock Dividend. The Company announced that its Board of Directors declared a dividend of $0.50 per depository share on the Company’s 8.00% Series C Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on December 15, 2016 to holders of record as of December 1, 2016. The Series C depositary shares are traded on the New York Stock Exchange under the “BANC PRC” symbol.

The Board of Directors also declared a quarterly dividend of $0.460938 per depository share on the Company’s 7.375% Series D Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on December 15, 2016 to holders of record as of December 1, 2016. The Series D depositary shares are traded on the New York Stock Exchange under the “BANC PRD” symbol.

The Board of Directors also declared a quarterly dividend of $0.4375 per depository share on the Company’s 7.00% Series E Non-Cumulative Perpetual Preferred Stock. The dividend will be payable on December 15, 2016 to holders of record as of December 1, 2016. The Series E depositary shares are traded on the New York Stock Exchange under the “BANC PRE” symbol.

Bylaw Amendment. The Company announced that its Board of Directors amended the Company’s bylaws to extend the period of time by 30 days that stockholders may submit proposals to be presented in connection with the 2017 annual meeting of stockholders, including any nomination or proposal relating to the nomination of a director to be elected to the Board.

This amendment was considered and approved by the Board in response to stockholder feedback requesting additional time to evaluate information or updates, if any, relating to the Company’s filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 (the “third quarter 2016 10-Q”).

Delay of Filing of Third Quarter 2016 10-Q. As previously disclosed, the Company is delaying the filing of its third quarter 2016 10-Q to allow for completion of a review into certain purported improper relationships and related party transactions and related matters.

Due to this delay, on November 15, 2016, the Company received a notice from the New York Stock Exchange (the “NYSE”) notifying the Company of its failure to meet a NYSE listing standard resulting from the Company’s inability to timely file its third quarter 2016 10-Q, as provided by Rule 802.01E of the NYSE Listed Company Manual. Such notices are routinely issued by the NYSE in situations when there are late filings with the Securities and Exchange Commission (“SEC”).

Under the NYSE Listed Company Manual, the Company will have six months, from November 14, 2016, to file the third quarter 2016 10-Q with the SEC. The Company can regain compliance with the NYSE listing standards at any time during this six-month period once it files the third quarter 2016 10-Q with the SEC. If the Company

18500 Von Karman Ave. • Suite 1100 • Irvine, CA 92612 • (949) 236-5250 • www.bancofcal.com fails to file the third quarter 2016 10-Q within such six-month period, the NYSE may grant, in its discretion, a further extension of up to an additional six months depending on specific circumstances as outlined in the rule. The Company currently expects to file the third quarter 2016 10-Q with the SEC within the applicable cure periods.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including the results of the ongoing review described herein and the Company’s inability to complete the work required to file the third quarter 2016 10-Q in the time frame that is currently anticipated, as well as including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101